Exhibit 5

                        Cudd & Associates---------------------------------------
                        Attorneys At Law


  12441 West
  49th Avenue
  Suite #1-A
                                                 January 3, 2002


   Wheat Ridge      Board of Directors
    Colorado        Han Logistics, Inc.
      80033         2220 West 7th Street
    Telephone       Reno, Nevada  89503
   303-861-7273
                    Ladies:
      Fax
  303-861-7560           I have acted as counsel to Han Logistics, Inc., a
                    Nevada corporation (the "Company"), in connection with the
                    Registration Statement on Form SB-2, including all pre- or
    E-Mail          post-effective amendments thereto (collectively, the
    pcudd@          "Registration Statement"), the Amendment No. 2 to which
  @ipws.com         Registration Statement is being filed with the U.S.
                    Securities and Exchange Commission under Section 5 of the
                    Securities Act of 1933 on or about the date hereof. The
                    Registration Statement relates to a maximum of 250,000 shares (the "Shares") of common stock, $.001 par value per share, being offered by the Company.

                         In connection with this opinion, I have examined the
                    Company's Articles of Incorporation; the Company's Bylaws; minutes of the Company's corporate proceedings and unanimous written consents in lieu thereof, as made available to me by the executive officers and directors of the Company; executed copies of such Registration Statement, and all exhibits thereto in the form filed with the Commission; and such matters of law deemed necessary by us in order to deliver the within opinion.

                         In the course of my examination, I have assumed the
                    genuineness of all signatures, the authenticity of all documents submitted to me as original documents, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, I have relied upon information furnished to me by the executive officers and directors of the Company.

Board of Directors
Han Logistics, Inc.
January 3, 2002
Page 2


     On the basis of the foregoing, and solely in reliance thereon, I am of the opinion that the Shares have been duly authorized and, upon effectiveness of the Registration Statement by order of the Securities and Exchange Commission (or upon the twentieth day following the filing of an amendment indicating the intention to become effective by operation of the terms of Section 8(a) of the Securities Act of 1933) and the necessary state securities authorities and upon delivery of the Shares to subscribers against payment therefor in the manner described in the Registration Statement, the Shares have been or will be validly issued, fully-paid and nonassessable.

     I hereby consent to the filing of this letter as Exhibit (5) to the Registration Statement and to the reference to Cudd & Associates in the Registration Statement.


                                        Very truly yours,

                                        CUDD & ASSOCIATES



                                        /s/ Patricia Cudd
                                        -----------------
                                        Patricia Cudd

PC:das